                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-44536


       PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS DATED SEPTEMBER 6, 2000

                                1,247,283 SHARES

                            MRV COMMUNICATIONS, INC.

                                  COMMON STOCK

        MRV Communications, Inc. is supplementing its Prospectus dated September 6, 2000 for the issuance on January 12, 2001 of 1,247,283 shares of its common stock in consideration of the acquisition of Appointech (BVI) Holdings, Inc., a corporation organized under the International Business Companies Act of the British Virgin Islands. The acquisition includes the 100% owned subsidiary of Appointech (BVI) Holdings called Appointech, Inc., a corporation organized under the laws of the Republic of China.

     MRV made the acquisition pursuant to a Stock Purchase Agreement dated as of December 4, 2000 among MRV, Appointech (BVI) Holdings, Inc., Appointech, Inc. and shareholders of Appointech, Inc. and an Agreement and Plan of Merger dated as of December 4, 2000 among Appointech (BVI) Holdings, Inc., MRV, and MRV Appointech, Inc., MRV's wholly-owned Delaware subsidiary into which Appointech
(BVI) Holdings has been merged. MRV Appointech is the corporation surviving the merger.

     The merger consideration, consisting of an aggregate of 1,247,283 shares of common stock issued by MRV on behalf of the former shareholders of Appointech
(BVI) Holdings, may be resold by them from time to time as described in the section of MRV's Prospectus dated September 6, 2000 called "Reselling Shares." Under the Stock Purchase Agreement and Agreement and Plan of Merger referred to above,

     - up to 40% of the merger consideration or 498,913 shares may be resold on or after January 12, 2001;

     - up to 20% of the merger consideration or 249,457 shares may be resold on or after January 12, 2002; and

     - up to 40% of the merger consideration or 498,913 shares may be resold on or after January 12, 2003.

     Up to 80% percent of the merger consideration, consisting of up to 748,370 shares and the proceeds derived from resales of up to 249,457 shares, will be held in escrow to secure indemnification and other obligations of the shareholders arising from the acquisition until January 12, 2002, at which time 249,457 shares and the proceeds derived from resales of 249,457 shares will be distributed to the shareholders. The remaining 40% percent of the merger consideration, or 498,913 shares, will be held in escrow to secure these indemnification and other obligations until January 12, 2003, at which time these shares will be distributed to the shareholders.

        This Prospectus Supplement is not complete without, and may not be delivered or used, except in connection with, MRV's Prospectus dated September 6, 2000, including any amendments or supplements to that Prospectus.


          The date of this Prospectus Supplement is January 12, 2001.